Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(p)	600,000	$41.99(2)	25,194,000(2)	0.00014760	$3,718.63(3)	S-3ASR	333-253722	March 1, 2021	$3,928.26(3)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts							$$3,718.63
	Total Fees Previously Paid							$3,928.26
	Total Fee Offsets							$3,718.63(3)
	Net Fee Due							$0

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers additional shares of the registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the registrant.
(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the New York Stock Exchange on February 23, 2024.
(3)
Pursuant to Rule 457(p) under the Securities Act, the registrant is carrying forward $3,928.26 of unused filing fees previously paid by it in connection with unsold securities registered pursuant to Registration Statement No. 333-223274 filed by the registrant on March 1, 2021.